Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND FULL YEAR OF 2014
Company to Present at the Raymond James Conference on March 4th

Syracuse, New York — (Business Wire) — February 26, 2015 — Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the fourth quarter and full year ended December 28, 2014. The Company also provided guidance for 2015.

Highlights for the fourth quarter of 2014 versus the fourth quarter of 2013 include:

▪	Restaurant sales increased 16.5% to $192.9 million, including $25.4 million in sales from 123 BURGER KING® restaurants that were acquired in 2014, from $165.5 million in the prior year period;

▪	Comparable restaurant sales increased 3.6% compared to a 1.7% increase in the prior year period;

▪	Restaurant-Level EBITDA (a non-GAAP financial measure) was $19.6 million compared to $20.2 million in the prior year period and Restaurant-Level EBITDA margin decreased 204 basis points to 10.2%;

▪
Adjusted EBITDA (a non-GAAP financial measure) was $10.1 million compared to $10.4 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss and Restaurant-Level EBITDA to income (loss) from operations in the tables at the end of this release.); and

▪
Loss from operations was $3.0 million compared to income from operations of $1.0 million in the prior year period. Loss from operations included $1.2 million of acquisition and integration costs and $1.7 million of impairment and other lease charges in the fourth quarter of 2014. Impairment and other lease charges were $0.6 million in the prior year period.

Highlights for the full year 2014 versus the full year 2013 include:

•	Restaurant sales increased 4.4% to $692.8 million, including $34.0 million in sales from 123 BURGER KING® restaurants that were acquired in 2014, from $663.5 million in 2013;

•	Comparable restaurant sales increased 0.6% compared to a 1.0% increase in the prior year;

•	Restaurant-Level EBITDA (a non-GAAP financial measure) increased $2.7 million to $73.0 million from $70.2 million in the prior year and Restaurant-Level EBITDA margin was essentially flat at 10.5%;

•
Adjusted EBITDA (a non-GAAP financial measure) increased $1.7 million to $36.0 million from $34.3 million in the prior year. (Please refer to the reconciliation of Adjusted EBITDA to net loss and Restaurant-Level EBITDA to income (loss) from operations in the tables at the end of this release.); and

•
Loss from operations was $7.6 million compared to $5.1 million in the prior year period. Loss from operations included $1.9 million of acquisition and integration costs as well as $3.5 million of impairment and other lease charges in 2014. Impairment and other lease charges were $4.5 million in the prior year.

As of December 28, 2014, Carrols owned and operated 674 BURGER KING® restaurants.

Daniel T. Accordino, the Company's Chief Executive Officer said, “Sales trends were solid throughout the second half of 2014 and improved in the fourth quarter with a 3.6% comparable restaurant sales increase. The ‘2 for $5’ mix-and-match and ‘$1.49 10-piece chicken nugget’ promotions were effective in driving increased customer traffic. These were complemented by several premium promotions including the Four Cheese WHOPPER®, Mushroom and Swiss Bacon WHOPPER®, and A-1 Bacon Cheeseburger. In early 2015, our sales momentum has accelerated as we have benefited from relatively favorable weather comparisons across many of our markets. Comparable restaurant sales for the first eight weeks of 2015 have increased by more than 9% compared to the same prior year period. And, while we don’t expect this pace to continue through March, we are also hopeful that improving macro-economic conditions, including lower gasoline prices, will favorably impact our customers and our sales trends going forward.”

Accordino continued, “As expected, Restaurant-Level EBITDA and Restaurant-Level EBITDA margin were negatively impacted during the fourth quarter of 2014 by significantly higher ground beef costs and, to a lesser extent, the impact from the restaurants acquired late in the year. The effect of these factors was largely offset by improved financial performance at the restaurants we acquired in 2012, enabling us to hold Restaurant-Level EBITDA margin essentially unchanged for the full year.”

Accordino concluded, “We believe we made measurable progress in 2014 in executing on our strategic objectives. We raised approximately $67 million in equity capital that we used to expand our ownership of BURGER KING® restaurants through five acquisitions and to reimage 101 restaurants to the 20/20 design. In 2015, our near-term focus will be on improving the operating and financial performance of the 123 restaurants acquired in 2014 while continuing to move forward with our remodeling initiatives. We also are considering a possible refinancing of our existing debt which could facilitate additional remodeling and possible acquisitions later in the year.”

Fourth Quarter 2014 Financial Results

Restaurant sales increased 16.5% to $192.9 million in the fourth quarter of 2014 compared to $165.5 million in the fourth quarter of 2013. The growth in restaurant sales included $25.4 million in sales from the 123 BURGER KING® restaurants acquired in 2014 along with a comparable restaurant sales increase of 3.6%. The comparable restaurant sales increase included a 3.2% increase at legacy restaurants and a 4.1% increase at the restaurants acquired in 2012. Average check was 1.5% higher and customer traffic increased 2.1%.

Restaurant-Level EBITDA was $19.6 million in the fourth quarter of 2014, including a $1.4 million contribution from restaurants acquired in 2014, compared to Restaurant-Level EBITDA of $20.2 million in the prior year period. Restaurant-Level EBITDA margin decreased 204 basis points to 10.2% of restaurant sales primarily due to a 32% increase in beef costs on a year over year basis which caused a 215 basis point increase in cost of sales over the prior year period.

General and administrative expenses were $11.1 million in the fourth quarter of 2014 compared to $9.9 million in the fourth quarter of 2013. Such expenses included $1.2 million in acquisition and integration costs in the fourth quarter of 2014. As a percentage of restaurant sales, general and administrative expenses improved 23 basis points to 5.7% compared to the prior year period.

Adjusted EBITDA was $10.1 million in the fourth quarter of 2014 compared to $10.4 million in the fourth quarter of 2013, and Adjusted EBITDA margin was 5.2% of restaurant sales in the fourth quarter of 2014 compared to 6.3% in the prior year period.

Loss from operations was $3.0 million in the fourth quarter of 2014 compared to income from operations of $1.0 million in the prior year period. Loss from operations included $1.2 million of acquisition and integration costs and $1.7 million of impairment and other lease charges in the fourth quarter of 2014. Impairment and other lease charges were $0.6 million in the prior year period.

Interest expense was flat at $4.7 million in the fourth quarter of 2014 compared to the prior year period.

Income tax expense was $19.3 million in the fourth quarter of 2014 reflecting a $24.3 million non-cash charge to establish a valuation allowance against net deferred tax assets. Such assets include Federal net operating loss carryforwards (NOLs) which do not begin to expire until 2033. The Company believes that it is likely that it will utilize these NOLs in the future, although no assurance of this can be provided. However, this valuation allowance was required based on the relevant accounting literature which does not permit the Company to consider its projection of future taxable income as more persuasive evidence than its recent operating losses when assessing recoverability. Such charge resulted in a net loss in the fourth quarter of 2014 of $27.0 million, or $0.78 per diluted share.

2015 Guidance

The Company is providing the following guidance for 2015 which is a 53-week fiscal period:

▪	Total restaurant sales of $810 million to $830 million including a comparable restaurant sales increase of 2% to 4% (on a comparable 52-week basis);

▪	A commodity cost increase of approximately 2% to 3% primarily due to higher beef costs expected in the first half of the year;

•
General and administrative expenses of approximately $44 million to $46 million (excluding stock compensation costs). Increases from 2014 reflect, among other things, higher incentive compensation costs (versus minimal expense in 2014), the full year impact of field management, training and other support costs related to the 2014 acquired restaurants, and the extra week in 2015;

▪	Adjusted EBITDA of $44 million to $48 million;

▪	As a result of the net deferred tax asset valuation allowance established in 2014, the Company does not anticipate any income tax expense or benefit for 2015;

▪
Capital expenditures of $37 million to $44 million, including $25 million to $30 million for remodeling a total of 60 to 70 restaurants and final expenditures on certain 2014 remodels. Further expansion of these remodeling plans may be considered if we complete a possible refinancing of the Company’s debt; and

▪	15 to 20 restaurant closings.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss fourth quarter and full year 2014 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-364-3109 or for international callers by dialing 719-325-2329. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 719-457-0820; the passcode is 5396839. The replay will be available until Thursday, March 5, 2015. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

Investor Conference Participation

Carrols also announced today that Paul Flanders, Chief Financial Officer, will be presenting at the Raymond James 36th Annual Institutional Investors Conference in Orlando, Florida on Wednesday, March 4, 2015 at 12:10 PM ET. Investors and interested parties may listen to a webcast of this presentation by visiting www.carrols.com under the tab “Investor Relations”.

About the Company
Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the world with 674 restaurants as of December 28, 2014 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Restaurant sales	$192,897	$165,514	$692,755	$663,483
Costs and expenses:
Cost of sales	61,058	48,906	209,664	201,532
Restaurant wages and related expenses	59,954	51,677	219,718	208,404
Restaurant rent expense	13,596	11,841	48,865	47,198
Other restaurant operating expenses	31,322	25,752	113,586	106,508
Advertising expense	7,340	7,119	27,961	29,615
General and administrative expenses (b) (c)	11,078	9,886	40,001	37,228
Depreciation and amortization	9,802	8,604	36,923	33,594
Impairment and other lease charges	1,719	555	3,541	4,462
Other expense	22	202	47	17
Total costs and expenses	195,891	164,542	700,306	668,558
Income (loss) from operations	(2,994)	972	(7,551)	(5,075)
Interest expense	4,721	4,711	18,801	18,841
Loss before income taxes	(7,715)	(3,739)	(26,352)	(23,916)
Provision (benefit) for income taxes	19,320	(1,677)	11,765	(10,397)
Net loss	$(27,035)	$(2,062)	$(38,117)	$(13,519)

Diluted net loss per share:	$(0.78)	$(0.09)	$(1.23)	$(0.59)
Diluted weighted average common shares outstanding (d)	34,826	23,047	30,885	22,959

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve months ended December 28, 2014 and December 29, 2013 each included thirteen and fifty-two weeks, respectively.

(b)	Acquisition and integration expenses of $1.2 million and $1.9 million were included in general and administrative expenses for the three and twelve months ended December 28, 2014, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $297 and $306 for the three months ended December 28, 2014 and December 29, 2013, respectively, and $1,180 and $1,205 for the twelve months ended December 28, 2014 and December 29, 2013, respectively.

(d)
Shares issuable for convertible preferred stock and non-vested restricted stock were not included in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Restaurant Sales: (a)
Legacy restaurants	$93,434	$92,698	$367,828	$368,081
Restaurants acquired in 2012	74,065	72,816	290,945	295,402
Restaurants acquired in 2014	25,398	—	33,982	—
Total restaurant sales	$192,897	$165,514	$692,755	$663,483
Change in Comparable Restaurant Sales (b)	3.6%	1.7%	0.6%	1.0%

Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$25,284	$24,494	$24,555	$24,290
Restaurants acquired in 2012	21,851	20,721	21,202	20,856
Restaurants acquired in 2014	20,694	—	21,882	—

Restaurant-Level EBITDA (d)
Legacy restaurants	$12,345	$14,201	$48,701	$52,893
Restaurants acquired in 2012	5,886	6,018	22,022	17,333
Restaurants acquired in 2014	1,396	—	2,238	—
Total restaurant-Level EBITDA	$19,627	$20,219	$72,961	$70,226

Restaurant-Level EBITDA margin (d)
Legacy restaurants	13.2%	15.3%	13.2%	14.4%
Restaurants acquired in 2012	7.9%	8.3%	7.6%	5.9%
Restaurants acquired in 2014	5.5%		6.6%
All restaurants	10.2%	12.2%	10.5%	10.6%

Adjusted EBITDA (d)	$10,053	$10,437	$36,008	$34,271
Adjusted EBITDA margin (d)	5.2%	6.3%	5.2%	5.2%

Number of Restaurants:
Restaurants at beginning of period	581	564	564	572
New restaurants	—	2	1	2
Acquired restaurants	94	1	123	1
Closed restaurants	(1)	(3)	(14)	(11)
Restaurants at end of period	674	564	674	564

	At 12/28/14	At 12/29/13
Long-term Debt (e)	$159,896	$160,536
Cash (f)	21,221	28,302

(a)
Restaurants acquired in 2012 represent the restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants owned prior to 2012. Restaurants acquired in 2014 represent the 123 restaurants acquired in five acquisitions in 2014.

(b)	Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months.

(c)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, and Restaurant-Level EBITDA margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss and to the Company's reconciliation of Restaurant-Level EBITDA to income (loss) from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants.

(e)
Long-term debt (including current portion) at December 28, 2014 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,202 of lease financing obligations and $8,694 of capital lease obligations. Long-term debt (including current portion) at December 29, 2013 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,200 of lease financing obligations and $9,336 of capital lease obligations.

(f)	Includes $20 million of restricted cash at December 29, 2013.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)		(unaudited)
	Three Months Ended (a)		Twelve Months Ended (a)
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net loss from continuing operations	$(27,035)	$(2,062)	$(38,117)	$(13,519)
Provision (benefit) for income taxes	19,320	(1,677)	11,765	(10,397)
Interest expense	4,721	4,711	18,801	18,841
Depreciation and amortization	9,802	8,604	36,923	33,594
EBITDA	6,808	9,576	29,372	28,519
Impairment and other lease charges	1,719	555	3,541	4,462
Acquisition and integration costs	1,229	—	1,915	—
EEOC litigation and settlement costs	—	—	—	85
Stock compensation expense	297	306	1,180	1,205
Adjusted EBITDA	$10,053	$10,437	$36,008	$34,271

Reconciliation of Restaurant-Level EBITDA: (a)
Restaurant-Level EBITDA	$19,627	$20,219	$72,961	$70,226
Less:
General and administrative expenses	11,078	9,886	40,001	37,228
Depreciation and amortization	9,802	8,604	36,923	33,594
Impairment and other lease charges	1,719	555	3,541	4,462
Other expense	22	202	47	17
Income (loss) from operations	$(2,994)	$972	$(7,551)	$(5,075)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA which are non-GAAP financial measures. EBITDA represents net loss from continuing operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, EEOC litigation and settlement costs, stock compensation expense and loss on extinguishment of debt. Restaurant-Level EBITDA represents income (loss) from operations as adjusted to exclude restaurant-level integration costs, general and administrative expenses, depreciation and amortization, impairment and other lease charges, and other expense (income).

We are presenting Adjusted EBITDA and Restaurant-Level EBITDA because we believe that they provide a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses, restaurant-level integration costs, and other expense (income), all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA and Restaurant-Level EBITDA, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss), income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss from continuing operations and EBITDA and Adjusted EBITDA and between Restaurant-Level EBITDA and income (loss) from operations.